NEWS RELEASE
FOR IMMEDIATE RELEASE

May 15, 2001
Media Contact:	Investor Relations Contact:
Trent Freeman	Nancy McCullough
(816) 300-3602	(816) 300-3797

Birch Telecom Reports Operating Results for 1st Quarter 2001

    KANSAS CITY, MO — Birch Telecom, Inc. today reported unaudited results for the quarter ended March 31, 2001.

    Revenue for the first quarter increased to $38.4 from $36.1 million for the fourth quarter 2000, and from $23.8 million for the first quarter 2000. For the first quarter, earnings before interest, taxes, depreciation and amortization (EBITDA) was a $30.0 million loss, down from a $32.7 million loss for the fourth quarter 2000 and up from a first quarter 2000 loss of $14.7 million.

    Gross margins increased to $13.6 million (35.5% of revenue) for the first quarter 2001 compared to $13.2 million (36.7% of revenue) for the fourth quarter ended 2000. Gross margins were also up from the $6.5 million (27.2% of revenue) reported in the first quarter 2000.

    Access lines increased 70.8% to 249,742 at March 31, 2001 from 146,241 at March 31, 2000 and a 7.8% increase from 231,625 lines at December 31, 2000. We have restated access lines, beginning in December 2000, to include data line equivalents at 64 Kbps per channel.

    Since December 31, 2000, 4 additional markets turned EBITDA positive on a pre-overhead basis. In the first quarter of 2001, the 21 EBITDA positive markets generated $36.7 million in revenue, gross margins of 35.2% and EBITDA of $5.0 million, representing 13.7% of revenue. At December 31, 2000, there were 17 EBITDA positive markets that generated $30.7 million in revenue, gross margins of 38.5% and EBITDA of $3.8 million, representing 12.5% of revenue.

    "Against a backdrop of general difficulty in the industry, Birch was able to continue its strong momentum through the first quarter with a highly successful launch of new markets in BellSouth and development of its own DSL capability, in preparation for an extensive 11 market launch. With this record of progress, Birch was able to secure a $105 million equity commitment to fully fund its business plan," stated David Scott, President and CEO of Birch.

Recent Events

    Birch officially launched local and long distance service in the southern U.S. by employing marketing efforts in Birmingham, Mobile and Montgomery, Alabama; Atlanta and Augusta, Georgia; and Chattanooga, Memphis, Nashville and Knoxville, Tennessee. Birch currently serves 32 markets with 305 sales representatives. Market expansion into the BellSouth territory should be completed by the end of the second quarter 2001 and will include a total of 14 markets.

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Birch First Quarter Results — 2

    During the first quarter 2001, the company successfully converted all its existing resale digital subscriber lines (DSL) to its own network. Birch identified the risk for potential loss of service for its resale customers being serviced through a wholesale arrangement with a DSL provider who recently filed for bankruptcy. Birch was able to execute a plan for more expedient conversion of its customers. Despite time constraints, nearly all of Birch's customers were converted before the wholesale provider ceased to provide service.

    In a move to contain costs and improve earnings performance, Birch has implemented a number of cost savings initiatives during the first quarter 2001. These initiatives included the severance of 308 employees in February 2001. As a result of this reduction in workforce, Birch incurred non-recurring expenses during the first quarter 2001, which included $3.6 million of severance pay and $600,000 related to loss on disposition of certain leasehold improvements abandoned in conjunction with the reduction in workforce. Despite these non-recurring charges, Birch has managed to improve EBITDA losses by $2.7 million compared to fourth quarter 2000.

    On March 30, 2001 Birch announced that its majority stockholder, an affiliate of private investment firm Kohlberg Kravis Roberts & Co., agreed to purchase up to $105 million of a new issue of convertible preferred stock. Birch received the first part of the investment, $75 million, on this date and will receive up to an additional $30 million in equity by July 31, 2001, subject to customary closing conditions. Concurrent with this transaction, certain terms and covenants under Birch's senior credit facility were amended. Lehman Brothers served as exclusive financial advisor to Birch on this transaction.

2001 Guidance

    With Birch's recent actions to contain costs and improve earnings performance, the investment of $105 million in equity is expected to fully fund the company's current business plan.

    We expect that local service, long distance service, Internet/data and customer premises equipment sales will continue to be the principal components of our revenue. However, as was the case during 1999 and 2000, we do not expect equipment sales to increase as a percentage of total revenue, and we expect minimal long distance growth due to increased competition. Over the long term, we intend to make Internet/data services a greater percentage of total revenue with the deployment of our DSL service now offered in select markets. Additionally, we expect to see some revenue growth from service offerings to residential customers and large-sized businesses over the next few years. In recent months, we have been experiencing decreases in access revenue due to rate reductions caused by competitive pricing pressures. We cannot predict whether this trend will continue and although access revenue was $6.4 million in 2000, it comprises only 5% of our total revenue.

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Birch First Quarter Results — 3

    We expect that gross margins for local service will increase over time as we continue to add service using the unbundled network elements platform. Moreover, we anticipate that the incumbents' costs will decrease with technology improvements and operating efficiencies and that these savings are passed down to us. Even though we expect long distance prices to decline, we do not expect margins to decrease given the declines we have been experiencing in our network costs.

    If we increase our Internet/data revenue stream as we intend, margins should begin to increase, especially in markets where we own our own DSL and ATM facilities. We expect customer premises equipment margins to remain constant.

    We expect to continue to focus on increasing our customer base and geographic coverage. However, we expect selling, general and administrative expenses will remain relatively flat, becoming a smaller percentage of our revenue in the near term, as we realize operating efficiencies.

    Our capital asset purchase levels will decline sharply from 2000 as a result of the completion of our DSL buildout and recent back office improvements. We currently estimate that the cash required to fund capital expenditures will be approximately $15 -$25 million for 2001, consisting primarily of maintenance of our operations support systems and automated back office systems, and the purchase, installation and expansion of switches, collocations and transmission equipment for our local and data networks to support growing demand.

	1Q01 (in millions)	2Q01 Sequential Change	2001 (in millions)
Revenue	$38.4	8%-13%	$ 180-$200
EBITDA	$(30.0)	25%-33%	$(65)-$(90)
Capital Expenditures	$4.1	(25)%-(30)%	$ 15-$25

About Birch

    Birch Telecom Inc. offers telecommunications services for small and mid-sized businesses that are currently located throughout the Midwest and Southeast. These simplified packages provide voice and high-speed data services, including local and long distance telephone service, Internet access, web hosting, integrated voice and data transmission over broadband lines and the sale and service of customer premises equipment. These services are offered through a combination of leased and owned network facilities. Birch has deployed collocations and transmission equipment to deliver DSL service supporting dedicated high-speed Internet access and eventually voice services. The company's web site is available at www.birch.com.

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Birch First Quarter Results — 4

Forward-Looking Statements

    Certain statements contained in this release constitute forward-looking statements. These statements discuss, among other things, expected growth and expenditures, expansion strategy, debt refinancing and equity offerings. The forward-looking statements are subject to risks, uncertainties and assumptions, and actual results may differ materially from anticipated results described in these forward-looking statements. The factors that could cause actual results to differ materially include, but are not limited to, revision of expansion plans, availability of financing, changes in laws and regulations, the number of potential customers in a target market, the existence of strategic alliances or relationships, technological or other developments in our business, changes in the competitive climate in which we operate, overall economic trends including interest rate and foreign currency trends, stock market activity, litigation, the emergence of future opportunities and other factors more fully described under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should review and consider the various disclosures made by the Company in its public reports.

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Selected Operational Results and Statistics

     (In thousands, except per share and operating data)

	Three Months Ended March 31,
	2001	2000
Statement of Operations Data:
Revenue:
Communication services	$36,090	$21,286
Equipment sales	2,303	2,522

Total revenue	38,393	23,808
Cost of services:
Cost of communication services	23,318	15,697
Cost of equipment sales	1,450	1,639

Total cost of services	24,768	17,336

Gross margin	13,625	6,472
Selling, general and administrative expenses	43,654	1,203
Depreciation and amortization expense	9,146	4,460

Loss from operations	(39,175)	(19,191)
Interest expense	(8,134)	(4,598)
Interest income	385	446

Net loss	(46,924)	(23,343)

Operating Data:
Local customers at end of period	72,038	47,922
Access lines at end of period:(1)	249,742	146,241
Voice	244,583	n/a
Data	5,159	n/a
Average lines per business customer	4.21	4.86
Average lines per residential customer	1.23	1.21
Employees at end of period	1,435	1,130
	March 31, 2001	December 31, 2000
Balance Sheet and Other Data:
Cash and cash equivalents	$85,424	$5,207
Pledged securities	8,054	7,947
Property and equipment	162,442	159,525
Total assets	280,958	214,633
Long-term debt and capital lease obligations	311,934	265,125
Redeemable preferred stock	—	127,675
Total stockholders' deficit	(83,376)	(225,921)
Purchases of property and equipment	4,140	83,295

(1)
Access lines were restated, beginning in December 2000, to include data lines on a 64 Kbps equivalent basis. Prior periods were not restated due to a lack of available information.